U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 23, 2006

Summit Environmental Corporation, Inc.
(Exact name of registrant as specified in its charter)

Texas (state of incorporation)	333-48659 (Commission File Number)	73-1537206 (IRS Employer I.D. Number)

210 South Green
Longview, TX 75601
800-522-7841

(Address and telephone number of registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)    Appointment of new President

On October 23, 2006, Don Jordan was appointed as the new president of Summit Environmental Corporation.

Mr. Jordan currently serves on the board of directors of Summit Environmental Corporation, having been elected during the first quarter of 2005 to fill a vacancy on the board of directors. He began his public accounting career in 1970 and graduated from the University of North Texas in 1971 with a Bachelor of Business Administration-Accounting degree. He was licensed by the state of Texas as a CPA in 1974 and is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the Dallas Chapter of the Texas Society of Public Accountants. Mr. Jordan founded his own public accounting firm in 1977, and later acquired his former employer in 1989 creating Jordan, Donohoe & Company, LLP. Mr. Jordan has specific expertise in manufacturing, restaurant, retail and construction industries with thirty-five years experience which includes auditing privately held companies. During his career, Mr. Jordan has served at various times on boards of private companies and in an advisory capacity to various private boards. He has also served as the CFO of a privately owned retail chain.

Mr. Jordan was appointed as Chief Financial Officer of Summit on October 19, 2006 as reported in a Form 8-K Current Report filed on October 25, 2006.

Mr. Jordan is not related to any other directors or executive officers of the company.

Mr. Jordan owns 792,300 shares of common stock of the company. That number includes 412,300 shares of stock owned directly by him, 80,000 shares of stock that underlie presently exercisable stock options, and 300,000 shares of stock that underlie presently exercisable stock purchase warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2006	Summit Environmental Corporation, Inc.

	By:	/s/ B. Keith Parker
B. Keith Parker, Chief Executive Officer